Filed pursuant to Rule 424(b)(2)
Registration No. 333-160941

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 20, 2009.

PRELIMINARY PROSPECTUS SUPPLEMENT
to Prospectus Dated July 31, 2009

$

YUM! BRANDS, INC.
$            % Senior Notes due 20

$            % Senior Notes due 20

        We are offering $                        aggregate principal amount of    % notes due 20    and $                        aggregate principal amount of    % notes due 20    . Interest on the 20    notes is payable on                        and                         of each year, beginning on                        , 2010. Interest on the 20    notes is payable on                        and                         of each year, beginning on                        , 2010. The 20    notes will mature on                        , 20    and the 20    notes will mature on                        , 20    . We may redeem all or any portion of the notes at any time at the redemption price described under the caption "Description of Notes—Optional Redemption." If a change of control triggering event as described in this prospectus supplement occurs, we will be required to offer to purchase the notes from the holders. See "Description of Notes—Offer to Purchase Upon Change of Control Triggering Event."

        The notes will be our senior obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.

        Investing in the notes involves risks. See "Risk Factors" beginning on page S-1 of this prospectus supplement.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public		Underwriting Discount		Proceeds, Before Expenses, to YUM! Brands, Inc.
Per 20 Note		%		%		%
Total	$		$		$
Per 20 Note		%		%		%
Total	$		$		$

        The price to public set forth above does not include accrued interest, if any. Interest on the notes will accrue from August     , 2009 and must be paid by the purchaser if the notes are delivered after August     , 2009.

        The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on August     , 2009.

Joint Book-Running Managers

Goldman, Sachs & Co.	Morgan Stanley	Citi	J.P. Morgan

Prospectus Supplement Dated August     , 2009.

 YUM! BRANDS, INC.

        Our principal executive offices are located at 1441 Gardiner Lane, Louisville, Kentucky 40213, and our telephone number is (502) 874-8300. We maintain a website at http://www.yum.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus. Unless the context requires otherwise, the terms "Company," "YUM! Brands," "we," "us" and "our" refer to YUM! Brands, Inc. together with its subsidiaries.

USE OF PROCEEDS

        We estimate that the net proceeds of this offering will be approximately $            after deduction of expenses and underwriting discount. We will use the net proceeds from this offering to make a contribution to our defined benefit pension plan of between $150 million and $200 million before the end of the current fiscal year. The remainder of the net proceeds will be used to repay borrowings under our term loan credit facility, which matures in July 2011 and bears interest at a floating rate, currently 1.79% per annum. Pending the use of the net proceeds for these purposes, we may temporarily invest all or a portion of the net proceeds in short-term, investment grade securities.

RISK FACTORS

        An investment in the notes is subject to risk. Before you decide to invest in the notes, you should consider the risk factors below as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 27, 2008 incorporated by reference in the accompanying prospectus.

        An active trading market for the notes may not develop.

        The notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange or automated quotation system. As a result, an active trading market for the notes may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your notes at their fair market value or at all.

        The notes do not restrict our ability to incur additional debt or prohibit us from taking other actions that could negatively impact holders of the notes.

        We are not restricted under the terms of the notes or the Indenture (as defined below) governing the notes from incurring additional debt. Although the Indenture limits our ability to issue secured debt without also securing the notes and to enter into sale and leaseback transactions, these limitations are subject to a number of exceptions. See "Description of Our Debt Securities—Certain Covenants" in the accompanying prospectus.

        Our ability to service our debt, including the notes, will be dependent upon the earnings of our subsidiaries and the distribution of those earnings to us.

        The notes are obligations exclusively of YUM! Brands. Our operations are conducted almost entirely through our subsidiaries. Accordingly, our cash flow and our consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us and our right to receive assets of any of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to ours. As of June 13, 2009, our subsidiaries had approximately $1.9 billion of indebtedness outstanding, including accounts and taxes payable, accrued liabilities and other recorded liabilities and excluding deferred taxes and all intercompany liabilities. The Indenture does not limit our or our subsidiaries' ability to incur additional indebtedness. In addition, our principal domestic subsidiaries are guarantors under our existing credit facilities. As a result of these guarantees, in the event of liquidation or reorganization of a subsidiary guarantor, the assets of the applicable subsidiary guarantor would be available to pay obligations under the notes and our other senior obligations not guaranteed by such subsidiary guarantor only after all payments had been made on the credit facilities that are guaranteed by such subsidiary guarantor. Thus, the notes are effectively subordinated in right of payment to the prior payment in full of our subsidiary guarantors' obligations under our credit facilities. As of August 18, 2009, we had approximately $637 million of borrowings outstanding under our credit facilities, which amount includes borrowings under our term loan credit facility to be repaid with a portion of the net proceeds of this offering.

        We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

        We will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event as described under "Description of Notes—Offer to Purchase Upon Change of Control Triggering Event." However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.

DESCRIPTION OF NOTES

        We will issue each of the $            aggregate principal amount of      % Senior Notes due                         , 20    and the $            aggregate principal amount of      % Senior Notes due                        , 20     as a separate series of senior debt securities under our Indenture, dated as of May 1, 1998 (as amended, modified or supplemented from time to time, the "Indenture"), between YUM! Brands and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to the First National Bank of Chicago), as trustee.

        The following description of certain provisions of the notes and of the Indenture is a summary and is subject to, and qualified in its entirety by reference to, the accompanying prospectus and the Indenture. Not all the defined terms used in this prospectus supplement are defined here, and you should refer to the accompanying prospectus or Indenture for the definitions of such terms. This description of the particular terms of the notes supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the debt securities and the Indenture in the accompanying prospectus under the heading "Description of Our Debt Securities," to which we refer you.

General

        The 20    notes will:

  •
  be our senior unsecured obligations;

  •
  rank equally with all of our other senior unsecured indebtedness outstanding from time to time;

  •
  be initially limited to $            aggregate principal amount;

  •
  be issued in registered form in minimum denominations of $2,000 and in integral multiples of $1,000;

  •
  mature on                        , 20    ; and

  •
  bear interest at the rate per annum shown on the front cover of this prospectus supplement.

        The 20    notes will:

  •
  be our senior unsecured obligations;

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  rank equally with all of our other senior unsecured indebtedness outstanding from time to time;

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  be initially limited to $            aggregate principal amount;

  •
  be issued in registered form in minimum denominations of $2,000 and in integral multiples of $1,000;

  •
  mature on                        , 20    ; and

  •
  bear interest at the rate per annum shown on the front cover of this prospectus supplement.

        The Indenture does not limit the aggregate principal amount of debt securities which we may issue thereunder. We may, from time to time, without notice to or the consent of the holders of the notes of either series:

  •
  create and issue additional notes ranking equally and ratably with the notes of either series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes or except for the first payment of interest following the issue date of such additional notes), so that such additional notes will be consolidated and form a single series with the notes of such series and will otherwise have the same terms as the notes of such series; or

  •
  provide for the issuance of other debt securities under the Indenture in addition to the $            aggregate principal amount of the notes offered hereby.

        Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        Interest on the 20    notes will be payable semi-annually in arrears on                        and                         of each year, beginning on                        , 2010, to the persons in whose names the notes are registered at the close of business on                        or                         , as the case may be, next preceding such                        or                         .

        Interest on the 20    notes will be payable semi-annually in arrears on                        and                         of each year, beginning on                        , 2010, to the persons in whose names the notes are registered at the close of business on                        or                         , as the case may be, next preceding such                        or                         .

        The notes are not entitled to any mandatory redemption or sinking fund payments.

Optional Redemption

        The notes will be redeemable, at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption; and

  •
  the sum of the remaining scheduled payments of principal of and interest on the notes to be redeemed (not including any portion of the payment of interest accrued as of the date of redemption), discounted to their present value as of the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, as determined by the Quotation Agent, plus            basis points in the case of the 20    notes and            basis points in the case of the 20    notes, plus accrued and unpaid interest on the principal amount to be redeemed to the date of redemption.

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the applicable series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of notes. "Quotation Agent" means one of the Reference Treasury Dealers who we appointed.

        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we are provided fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

        "Reference Treasury Dealer" means each of Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and their respective successors and, at our option, additional Primary Treasury Dealers; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Offer to Purchase Upon Change of Control Triggering Event

        If a change of control triggering event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the "change of control offer") to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder's notes on the terms set forth in the notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the "change of control payment"). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "change of control payment date"). The notice will, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

        On the change of control payment date, we will, to the extent lawful:

  •
  accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

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  deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

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  deliver or cause to be delivered to the trustee the notes properly accepted together with an officer's certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

        We will not be required to comply with the obligations relating to repurchasing the notes if a third party instead satisfies them. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the Indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

        We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations applicable to the repurchase of the notes. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

        If a change of control offer is made, there can be no assurance that we will have available funds sufficient to make the change of control payment for all of the notes that may be tendered for repurchase.

        For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

        "Change of control" means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more "persons" (as that term is defined in the Indenture), other than us or one of our subsidiaries; or (3) the first day on which a majority of the members of our Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to be a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

        "Change of control triggering event" means the occurrence of both a change of control and a rating event.

        "Continuing director" means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

        "Investment grade rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies.

        "Moody's" means Moody's Investors Service, Inc.

        "Rating agencies" means (1) each of Moody's and S&P, and (2) if either Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of

Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody's or S&P, or both of them, as the case may be.

        "Rating event" means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of our intention to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).

        "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

        "Voting stock" means, with respect to any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act), as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

        The definition of change of control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of "all or substantially all" of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of such phrase under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase that holder's notes as a result of the sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to one or more persons may be uncertain.

        Under clause (3) of the definition of "change of control" described above, a change of control will occur when a majority of our Board of Directors are not "continuing directors." In a recent decision in connection with a proxy contest, the Court of Chancery of Delaware held that the occurrence of a change of control under a similar provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board of directors) as "continuing directors" solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties. It is unclear whether our Board of Directors, pursuant to North Carolina law, is similarly capable of approving a slate of dissident director nominees while recommending and endorsing its own slate. If such an action is possible under North Carolina law, our Board of Directors could approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a change of control that, together with the occurrence of a rating event, could trigger your right to require us to repurchase your notes as described above.

        Our obligation to purchase the notes following a change of control triggering event is subject to the provisions described in the accompanying prospectus under the heading "Description of Our Debt Securities—Discharge and Defeasance."

Global Securities

        The notes will be represented by one or more global securities that will be deposited with, or on behalf of, the Depository Trust Company, or DTC, the depositary for the notes, and registered in the name of Cede & Co., the nominee of DTC. So long as the notes are represented by a global security or securities, the interest payable on the notes will be paid to Cede & Co., the nominee of DTC, or its registered assigns, as the registered owner of the notes, by wire transfer in immediately available funds on each interest payment date. If the notes are no longer represented by a global security or securities, payment of interest on the notes may, at our option, be made by check mailed to the address of the person entitled thereto. A description of DTC's procedures is set forth in the accompanying prospectus under the heading "Description of Our Debt Securities—Book-Entry Securities."

 UNDERWRITING

        We and the underwriters have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, the underwriters have agreed to purchase the principal amount of notes indicated in the following table.

Underwriter	Principal Amount of 20 Notes	Principal Amount of 20 Notes
Goldman, Sachs & Co.	$	$
Morgan Stanley & Co. Incorporated
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Total	$	$

        The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

        Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to      % of the principal amount of the 20    notes and up to       % of the principal amount of the 20    notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to      % of the principal amount of the 20    notes and up to      % of the principal amount of the 20     notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The notes of each series are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

        In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than the underwriters are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters, as well as other purchases made by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $725,000.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        The notes are offered for sale in the United States and elsewhere where such offer and sale is permitted.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial and investment banking services for us, for which they received or will receive customary fees and expenses. Affiliates of each of the underwriters are lenders under our revolving credit facilities and affiliates of J.P. Morgan Securities Inc. are lenders under our term loan credit facility. As noted under "Use of Proceeds," a portion of the proceeds of this offering will be used by us to repay borrowings under our term loan credit facility. As a result, affiliates of J.P. Morgan Securities Inc. will receive a portion of the net proceeds of this offering through those repayments. In the event that more than 10% of the net proceeds of this offering are paid to the underwriters or their affiliates, this offering will be made in accordance with the provisions of Financial Industry Regulation Authority Rule 5110(h).

        Mr. David C. Novak, Chairman and Chief Executive Officer of YUM! Brands, Inc., is a director of JPMorgan Chase & Co., the parent company of J.P. Morgan Securities Inc.

LEGAL MATTERS

        Certain legal matters with respect to the notes being offered hereby will be passed upon for YUM! Brands by Scott Catlett Esq., Corporate Attorney of YUM! Brands, and by Mayer Brown LLP, Chicago, Illinois, and for the underwriters by Sidley Austin LLP, Chicago, Illinois. Mr. Catlett beneficially owns, and has rights to acquire under employee stock options, an aggregate of less than 1% of the outstanding common stock of YUM! Brands. Mayer Brown LLP has represented the underwriters from time to time on various unrelated legal matters. Sidley Austin LLP has represented YUM! Brands from time to time on various unrelated legal matters.

PROSPECTUS

        YUM! BRANDS, INC.
Debt Securities

        We may offer and sell from time to time our debt securities in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer.

        Each time that securities are sold using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add to or update information contained in this prospectus. You should read this prospectus and the supplement carefully before you invest.

        The securities may be offered and sold to or through one or more underwriters, dealers or agents or directly to purchasers. The supplements to this prospectus will provide the specific terms of the plan of distribution.

        Investing in our securities involves risks. You should carefully read the risk factors included in the applicable prospectus supplement and in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 31, 2009.

i

ABOUT THIS PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission, or the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless the context otherwise requires, references in this prospectus to "we," "us" and "our" refer to YUM! Brands, Inc. and its subsidiaries, collectively.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus may contain forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws. The statements include those identified by such words as "may," "will," "expect," "project," "anticipate," "believe," "plan" and other similar terminology. These "forward-looking statements" reflect our current expectations regarding future events and operating and financial performance and are based upon data available at the time of the statements. Actual results involve risks and uncertainties, including both those specific to us and those specific to the industry, and could differ materially from expectations. Important factors that could cause actual results to be materially different from expectations include those discussed under the heading "Risk Factors" in our Annual Report on Form 10-K that is incorporated by reference in this prospectus. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AVAILABLE INFORMATION

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any of this information in the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by us under the Securities Exchange Act of 1934, referred to as the Exchange Act, is 001-13163.

 INCORPORATION BY REFERENCE

        The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

  •
  Annual Report on Form 10-K for fiscal year ended December 27, 2008.

  •
  Quarterly Reports on Form 10-Q for the periods ended March 21, 2009 and June 13, 2009.

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  Current Reports on Form 8-K filed on March 25, 2009, April 30, 2009, May 15, 2009, May 29, 2009 and July 15, 2009.

        All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the offering of the debt securities is completed shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents. Current Reports on Form 8-K containing only disclosures furnished under Item 2.02 or Item 7.01 of Form 8-K are not incorporated by reference in this prospectus. Upon request, we will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all filings incorporated by reference in this prospectus. You may request a copy of these filings by writing or telephoning us at our principal executive offices: YUM! Brands, Inc., 1441 Gardiner Lane, Louisville, Kentucky 40213, Telephone Number (502) 874-8300, Attention: Investor Relations.

RATIO OF EARNINGS TO FIXED CHARGES

        Set forth below are our consolidated ratios of earnings to fixed charges for the 24 week period ended June 13, 2009 and the fiscal years ended 2008, 2007, 2006, 2005 and 2004.

	24 weeks ended June 13, 2009	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges	3.82	3.43	3.57	3.86	4.11	4.31

USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, we intend to use the net proceeds from the sale of the offered securities for working capital and other general corporate purposes, which may include the repayment of our indebtedness outstanding from time to time.

DESCRIPTION OF OUR DEBT SECURITIES

        The following description sets forth certain general terms and provisions of our debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities.

        The debt securities may be issued, from time to time, in one or more series under an Indenture, dated May 1, 1998, between us and The Bank of New York Mellon Trust Company, N.A. as successor to the First National Bank of Chicago, as trustee. The following summaries of certain provisions of the debt securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Indenture, including the definitions therein of certain terms.

General

        The debt securities will be our senior, direct, unsecured obligations and, as such, will rank pari passu in right of payment with all of our existing and future unsecured unsubordinated indebtedness and senior in right of payment to all of our subordinated indebtedness. The debt securities will be effectively subordinated to (i) all existing and future liabilities of our subsidiaries and (ii) all of our existing and future senior secured indebtedness.

        The Indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. Unless otherwise indicated in an applicable prospectus supplement, except as described below under "Certain Covenants," the Indenture does not include covenants restricting our ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities, if such transaction is a permissible consolidation, merger or similar transaction. In addition, unless otherwise specified in an applicable prospectus supplement, the Indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly leveraged transaction. See "Mergers and Sale of Assets."

        The applicable prospectus supplement or prospectus supplements will describe, among other things, the following terms of the debt securities offered thereby:

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  the title of the offered debt securities;

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  any limit on the aggregate principal amount of the offered debt securities;

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  the price or prices at which the offered debt securities will be issued;

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  the date or dates on which the principal of the offered debt securities is payable;

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  the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on such offered debt securities will be payable and the place or places where such offered debt securities may be presented for transfer and, if applicable, conversion or exchange and notices and demands to or upon us in respect of the securities of the series may be served;

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  the rate or rates at which the offered debt securities will bear interest, if any, and the date or dates from which such interest, if any, will accrue;

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  the dates, if any, on which any interest on the offered debt securities will be payable, and the regular record date for any interest payable on any offered debt securities;

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  the obligation, if any, of us to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, the conditions, if any, giving rise to such right or obligation, and the period or periods within which, and the price or prices at which and the terms and conditions upon which debt securities of the series will be redeemed or purchased, in whole or part, and any provisions for the remarketing of such debt securities;

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  whether such offered debt securities are convertible or exchangeable into other securities and, if so, the terms and conditions upon which such conversion or exchange will be effected including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

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  any terms applicable to such offered debt securities issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which such original issue discount will accrue;

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  if other than the principal amount thereof, the portion of the principal amount of the offered debt securities which will be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default;

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  any deletions from, modifications of or additions to the events of default or covenants applicable to us with respect to such offered debt securities and whether or not such events of default or covenants are consistent with the events of default or covenants set forth in this prospectus;

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  the period or periods within which, the price or prices at which and the terms and conditions upon which, offered debt securities may be redeemed, in whole or in part, at our option;

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  the denominations in which any registered securities of the series will be issuable, if other than denominations of $1,000 and any integral multiple thereof; and

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  any other terms of the offered debt securities not inconsistent with the provisions of the Indenture.

        The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered debt securities and will not limit in any respect our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus provided that such terms are not inconsistent with the Indenture and this prospectus.

        Our operations are conducted almost entirely through subsidiaries. Accordingly, the cash flow and the consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

Form, Exchange, Registration and Transfer

        Unless otherwise indicated in an applicable prospectus supplement, debt securities will be issued in fully registered form and will be represented by a global debt security, as described below under "Book-Entry Securities." Unless otherwise indicated in an applicable prospectus supplement, registered debt securities will be issuable in denominations of $1,000 and integral multiples thereof.

        Debt securities may be presented for registration of transfer, at our office or agency designated as registrar or co-registrar with respect to any series of debt securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the Indenture. Such transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by us upon such registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We intend to initially appoint the Trustee as registrar and the name of any different or additional registrar designated by us with respect to the offered debt securities will be included in the prospectus supplement relating thereto.

        In the event of any partial redemption of debt securities of any series, we will not be required to (i) issue, register the transfer of or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

Payment and Paying Agents

        Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, and premium, if any, and interest, if any, on registered debt securities will be made at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of principal, premium or interest may be made by check or by wire transfer to an account maintained by the payee. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered debt securities will be made to the person in whose name such registered debt security is registered at the close of business on the regular record date for such interest.

        Unless otherwise indicated in an applicable prospectus supplement, the Trustee will be designated as our sole paying agent for payments with respect to the debt securities.

        All monies paid by us to a paying agent for the payment of principal of, or premium, if any, or interest, if any, on any debt security which remains unclaimed at the end of two years after such principal, premium or interest becomes due and payable will be repaid to us, and the holder of such debt security or any coupon will thereafter look only to us for payment thereof.

Book-Entry Securities

        The debt securities of a series will be represented by one or more global securities. Unless otherwise indicated in the prospectus supplement, the global security representing the debt securities of a series will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, or other successor depositary we appoint and registered in the name of the depositary or its nominee. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

        We anticipate that DTC will act as depositary for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered global security will be issued with respect to each $500 million of principal amount of debt securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of debt securities of such series.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTTC"). DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security will be recorded on the direct and indirect participants' records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

        Conveyances of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices will be sent to DTC. If less than all of the debt securities of a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

        In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co will consent or vote with respect to such debt securities unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities of the series are credited on the record date (identified in a listing attached to the omnibus proxy).

        Principal of, and premium, if any, and interest, if any, on the debt securities will be paid to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or the Trustee, on the applicable payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium and interest to Cede & Co. is the responsibility of us or the Trustee. Disbursement of payments from Cede & Co. to direct participants is DTC's responsibility. Disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

        In any case where we have made a tender offer for the purchase of any debt securities, a beneficial owner must give notice through a participant to a tender agent to elect to have its debt securities purchased or tendered. The beneficial owner must deliver debt securities by causing the direct participants to transfer the participant's interest in the debt securities, on DTC's records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC's records and followed by a book-entry credit of tendered debt securities to the tender agent's account.

        DTC may discontinue providing its services as depositary for the debt securities at any time by giving reasonable notice to us or the Trustee. Under these circumstances, if a successor depositary is not obtained, then debt security certificates must be delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, debt security certificates will be printed and delivered.

        We obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Certain Covenants

  Limitation on Liens

        Under the Indenture, we have agreed to not create, assume or suffer to exist any lien on any "restricted property," to secure any of our debt or that of our subsidiaries or any other person, or permit any subsidiary to do so, without securing the debt securities having the benefit of this covenant equally and ratably with (or prior to) such debt for so long as such debt is so secured.

        This covenant does not apply to any of the following types of liens:

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  with respect to any particular series of debt securities, liens existing on the date of issuance of such series;

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  liens on restricted property of corporations at the time they become our subsidiaries;

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  liens existing on restricted property when acquired by us or any of our subsidiaries (including through merger or consolidation);

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  liens to secure debt incurred to finance the purchase price, construction, alteration, repair or improvement of restricted property;

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  liens securing debt of a subsidiary owing to us or another of our subsidiaries;

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  liens securing industrial development, pollution control, or similar revenue bonds or in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of law;

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  liens (i) to secure the payment of all or any part of the purchase price of any restricted property or the cost of construction, installation, renovation, improvement or development on or of such restricted property or (ii) to secure any debt incurred prior to, at the time of, or within 360 days after the later of the acquisition, the completion of such construction, installation, renovation, improvement or development or the commencement of full operation of such restricted property for the purpose of financing all or any part of the purchase price or cost thereof;

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  liens otherwise prohibited by this covenant, securing debt which, together with the aggregate outstanding principal amount of all of our other debt and the debt of our subsidiaries owning restricted property which is secured by liens that would otherwise be prohibited by this covenant and the value of sale and leaseback transactions described below effected in accordance with this exception, does not exceed 10% of our consolidated net tangible assets; and

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  any extension, renewal or refunding of any liens referred to in the foregoing clauses; provided, however, that in the case of this exception, the principal amount of debt secured thereby will not exceed the principal amount of debt, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

Under the Indenture, "debt" means (a) all obligations represented by notes, bonds, debentures or similar evidences of indebtedness, (b) all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms, and (c) all rental obligations as lessee under leases which will have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases.

        Under the Indenture, "restricted property" means (a) any individual facility or property, or portion thereof, owned or leased by us or our subsidiaries and located within the continental United States of America which, in the opinion of our Board of Directors, is of material importance to our business and that of our subsidiaries taken as a whole, but no such individual facility, property or portion of a facility or property will be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 3% of our consolidated net tangible assets, and (b) any shares of capital stock or indebtedness of any subsidiary owning any such facility. As of the date of this prospectus, we have no restricted properties.

        Under the Indenture, "consolidated net tangible assets" refers to the total amount of our assets (less applicable valuation allowances) after deducting (a) all current liabilities (excluding the amount of liabilities which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on our most recent consolidated balance sheet and determined in accordance with generally accepted accounting principles.

  Limitation on Sale and Leaseback Transactions

        Under the Indenture, we have agreed not to, and to not permit any subsidiary to, enter into any sale and leaseback transaction unless:

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  we or such subsidiary would be entitled under the provisions described above under "Limitation on Liens" to incur debt in a principal amount equal to the value of such sale and leaseback transaction, secured by liens on the facilities to be leased, without equally and ratably securing the debt securities having the benefit of this covenant, or

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  we or such subsidiary, during the six months following the effective date of such sale and leaseback transaction, apply an amount equal to the value of such sale and leaseback transaction to the acquisition of restricted property or to the retirement of debt securities or funded debt.

        A "sale and leaseback transaction" is any arrangement with any person pursuant to which we or any of our subsidiaries leases any restricted property that has been or is to be sold or transferred by us or the subsidiary to such person, other than:

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  leases for a term, including renewals at the option of the lessee, of not more than three years;

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  leases between us and a subsidiary or between subsidiaries; and

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  leases of restricted property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of such restricted property.

        The value of a sale and leaseback transaction is an amount equal to the present value of the lease payments (after deducting the amount of rent to be received under noncancellable subleases) with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the debt securities of all series which are outstanding on the effective date of such sale and leaseback transaction and which have the benefit of the covenant limiting sale and leaseback transactions.

        For purposes of determining such value, "lease payments" are the aggregate amount of the rent payable by the lessee with respect to the applicable period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, water rates and similar charges. If and to the extent the amount of any lease payment during any future period is not definitely determinable under the lease in question, the amount of such lease payment will be estimated in such reasonable manner as our Board of Directors may in good faith determine.

Mergers and Sales of Assets

        Under the Indenture, we have agreed to not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless, among other things, (i) the resulting, surviving or transferee person (if other than us) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes all of our obligations under the debt securities and the Indenture, and (ii) immediately after giving effect to such transaction, no event which is, or after notice or passage of time or both would be, an event of default will have occurred and be continuing under the Indenture. Upon the assumption of our obligations by a person to whom such properties or assets are conveyed or transferred, we will be discharged from all obligations under the debt securities and the Indenture.

Events of Default

        The Indenture provides that, if an event of default under the Indenture has occurred and is continuing as described below, with respect to each series of the debt securities outstanding thereunder individually, the Trustee or the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of such series may declare the principal amount of the debt securities of such series to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may rescind such a declaration.

        Under the Indenture, an event of default is defined as, with respect to each series of debt securities outstanding thereunder individually, any of the following:

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  default in payment of the principal of any debt security of such series;

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  default in payment of any interest on any debt security of such series when due, continuing for 30 days, so long as holders of 75% of the then outstanding debt securities of such series have not consented to a postponement of such payment;

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  default in payment of any sinking fund or purchase fund installment or analogous obligation, if any, on any debt security of such series when due, continuing for 30 days;

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  failure by us to comply with our other agreements in respect of any debt securities of such series upon the receipt by us of notice of such default given as specified in the Indenture and our failure to cure such default within 90 days after receipt by us of such notice;

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  acceleration of any indebtedness for money borrowed by us in an aggregate principal amount exceeding $50 million under the terms of the instrument under which such indebtedness is issued or secured, if such acceleration is not annulled, or such indebtedness is not discharged, within 30 days after written notice as provided in the Indenture;

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  certain events of bankruptcy or insolvency with respect to us; and

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  any other event of default set forth in an applicable prospectus supplement.

        The Trustee will give notice to holders of the debt securities of any continuing default known to the Trustee within 90 days after the occurrence thereof. However, the Trustee may withhold such notice, as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

        The holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of such series. Such direction cannot be in conflict with any law or the Indenture and it is subject to certain other limitations. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee will be entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. With respect to each series of debt securities, no holder will have any right to pursue any remedy with respect to the Indenture or the debt securities, unless:

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  such holder has given the Trustee written notice of a continuing event of default with respect to the debt securities of such series;

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  the holders of at least a majority in aggregate principal amount of the outstanding debt securities of such series have made a written request to the Trustee to pursue such remedy;

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  such holder has offered to the Trustee reasonable indemnity satisfactory to the Trustee;

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  the holders of a majority in aggregate principal amount of the outstanding debt securities of such series have not given the Trustee a direction inconsistent with such request within 60 days after receipt of such request; and

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  the Trustee has failed to comply with the request within such 60-day period.

        Notwithstanding the foregoing, the right of any holder of any debt security to receive payment of the principal of and premium, if any and interest, if any, in respect of such debt security on the date specified in such debt security as the fixed date on which an amount equal to the principal of such debt security or an installment of principal thereof or premium or interest thereon is due and payable or to institute suit for the enforcement of any such payments will not be impaired or adversely affected without such holder's consent. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive an existing default with respect to such series and its consequences, other than (i) any default in any payment of the principal of, or premium or interest on, any debt security of such series or (ii) any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each outstanding debt security of such series affected as described below under "Modification and Waiver."

        The Indenture provides that we will deliver to the Trustee within 120 days after the end of each of our fiscal years an officers' certificate stating whether or not the signers know of any default that occurred during such period.

Modification and Waiver

        We and the Trustee may execute a supplemental indenture without the consent of the holders of the debt securities:

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  to add to our covenants, agreements and obligations for the benefit of the holders of all the debt securities of any series or to surrender any right or power conferred in the Indenture upon us;

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  to evidence the succession of another corporation to us and the assumption by it of our obligations under the Indenture and the debt securities;

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  to establish the form or terms of debt securities of any series as permitted by the Indenture;

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  to provide for the acceptance of appointment under the Indenture of a successor Trustee with respect to the debt securities of one or more series and to add to or change any provisions of the Indenture as will be necessary to provide for or facilitate the administration of the trusts by more than one Trustee;

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  to cure any ambiguity, defect or inconsistency as long as such action will not adversely affect the interests of any holder of any such debt securities;

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  to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of debt securities), as long as any such addition, change or elimination neither (a) applies to any debt security of any series created prior to the execution of such supplemental indenture and is entitled to the benefit of such provision nor (b) modifies the rights of the holder of any such debt securities with respect to such provision;

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  to secure the debt securities; or

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  to make any other change that does not adversely affect the rights of any holder of any such debt securities.

        The Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the series affected by such supplemental indenture, we and the Trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture with respect to such series of debt securities or modify in any manner the rights of the holders of the debt securities of such series under the Indenture. However, no such supplemental indenture will, without the consent of the holders of at least 75% of the outstanding debt securities affected thereby, extend the time for payment of any installment of interest payable with respect to such debt securities. In addition, no such supplemental indenture will, without the consent of the holder of each such outstanding debt security affected thereby:

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  change the stated maturity of the principal of, or any installment of principal on, any such debt security, or reduce the amount of principal of any debt security that is a discount security and that would be due and payable upon declaration of acceleration of maturity thereof;

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  reduce the principal amount of, or the rate of interest on, any such debt security or any premium payable upon redemption thereof;

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  change the place or currency of payment of principal or interest, if any, on any such debt security;

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  impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

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  reduce the above-stated percentage of holders of debt securities of any series necessary to modify or amend the Indenture; or

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  modify the foregoing requirements or reduce the percentage in principal amount of outstanding debt securities of any series necessary to waive any covenant or past default.

        Holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive certain past defaults and may waive our compliance with the restrictive covenants described above with respect to the debt securities of such series.

Discharge and Defeasance

        Unless otherwise indicated in an applicable prospectus supplement, the Indenture provides that we may satisfy and discharge obligations thereunder with respect to the debt securities of any series by delivering to the Trustee for cancellation all outstanding debt securities of such series or depositing with the Trustee, after such outstanding debt securities have become due and payable, cash sufficient to pay at stated maturity all of the outstanding debt securities of such series and paying all other sums payable under the Indenture with respect to such series.

        In addition, unless otherwise indicated in an applicable prospectus supplement, the Indenture provides that: we (a) will be discharged from our obligations in respect of the debt securities of such series, which we refer to as "a defeasance and discharge," or (b) may cease to comply with certain restrictive covenants, which we refer to as "a covenant defeasance," including those described under "Certain Covenants" and "Mergers and Sales of Assets" and any such omission will not be an event of default with respect to the debt securities of such series, in each case at any time prior to the stated maturity or redemption of the debt securities of such series, when we have irrevocably deposited with the Trustee, in trust:

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  sufficient funds in the currency or currency unit in which the debt securities are denominated to pay the principal of (and premium, if any), and interest to stated maturity (or redemption) on, the debt securities of such series;

  •
  such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which the debt securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest to stated maturity (or redemption) on, the debt securities of such series; or

  •
  any combination thereof.

        Such defeasance and discharge and covenant defeasance are conditioned upon, among other things, our delivery of (x) an opinion of counsel that the holders of the debt securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance, and such holders will be subject to tax on the same amounts, in the same manner and at the same times as if no defeasance and discharge or covenant defeasance, as the case may be, had occurred and (y) an officer's certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance and discharge or covenant defeasance, as the case may be, have been complied with. Upon such defeasance and discharge, the holders of the debt securities of such series will no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the debt securities of such series and replacement of lost, stolen or mutilated debt securities and will look only to such deposited funds or obligations for payment.

The Trustee

        The Trustee will be permitted to engage in other transactions with us and our subsidiaries. However, if the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939, as amended, it must eliminate such conflict or resign. An affiliate of the Trustee is a lender under our bank credit facilities.

EXPERTS

        The consolidated financial statements of YUM! Brands, Inc. as of December 27, 2008 and December 29, 2007, and for each of the fiscal years in the three-year period ended December 27, 2008, and management's assessment of the effectiveness of internal control over financial reporting as of December 27, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements refers to changes in accounting for uncertainty in income taxes in 2007 and the method of quantifying errors and accounting for defined benefit pension and other postretirement plans in 2006.

LEGAL MATTERS

        The validity of the debt securities offered by this prospectus will be passed upon for us by Mayer Brown LLP, Chicago, Illinois.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

$

YUM! BRANDS, INC.

$            % Senior Notes due 20

$            % Senior Notes due 20

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.
Morgan Stanley
Citi
J.P. Morgan